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Filed Pursuant to Rule 424(b)(2)                   Registration No. 333-110754

                              PROSPECTUS SUPPLEMENT
                TO PRELIMINARY PROSPECTUS DATED NOVEMBER 25, 2003

                                SPATIALIGHT, INC.

                             1,000,000 Common Shares

          You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

         We are offering 1,000,000 of our Common Shares to one or more institutional investors pursuant to this Prospectus Supplement and the Prospectus. The purchase price for these Common Shares is $5,000,000.00 in the aggregate, or $5.00 per Share.

         Our Common Shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On January 2, 2004, the last sale price of our Common Shares as reported on The Nasdaq SmallCap Market was $5.21 per Share.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is January 5, 2003.